Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BANCTEC, INC.

BancTec, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.            The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 2nd day of January, 1987 under the name BancTec-Delaware, Inc. and was last amended by the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on the 27th day of June, 2007 (the “Second Amended and Restated Certificate of Incorporation”).

B.            This First Amendment to the Second Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) was duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) of the State of Delaware. The board of directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation.

C.            An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL, and held on November 17, 2008, at which meeting a majority of the outstanding common stock of the Corporation entitled to vote thereon affirmatively voted in favor of this Certificate of Amendment.

C.            Upon the effectiveness of this Certificate of Amendment, the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new paragraph after the first paragraph of Article FOURTH to read as follows:

“Upon the filing and effectiveness (the “Effective Time”) of the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each three (3) shares of the Common Stock of the Corporation issued and outstanding or held in treasury shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof.  At the Effective Time, there shall be no change in the number authorized for each class of shares, which the Corporation shall have the authority to issue. Any fractional shares of common stock resulting from the reverse stock split will round up to the nearest whole share.”

* * *

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment as of November 18, 2008.

BANCTEC, INC.

By:	/s/ J. Coley Clark
J. Coley Clark
Chief Executive Officer and Chairman of the Board of Directors

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF BANCTEC, INC.]